EXHIBIT 2

                        Terms of the 9 1/2% Cumulative
                 Monthly Income Preferred Securities, Series A

                         DATED AS OF NOVEMBER 15, 1994

                    WRITTEN ACTION OF THE MANAGING MEMBERS
                    PURSUANT TO SECTION 7.1 OF THE AMENDED
               AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                            OF AETNA CAPITAL L.L.C.


               The undersigned, constituting all of the Managing Members of Aetna Capital L.L.C., a Delaware limited liability company (the "Company"), pursuant to Section 7.1 of the Amended and Restated Limited Liability Company Agreement of the Company (the "Agreement") dated as of November 15, 1994 by and among the Managing Members and the Persons who become Members of the Company in accordance with the provisions thereof, do hereby authorize the issue of, and establish the relative rights, powers, preferences, limitations and restrictions of, a series of Preferred Securities as follows:

               1. Definitions. All terms defined in the Agreement and not otherwise defined herein shall have for purposes hereof the meanings provided for therein. The following additional terms have the respective meanings specified below:

               "Business Day" means any day other than a day on which banking institutions in The City of New York are authorized or required by law to close.

               "Expense Agreement" means the Agreement as to Expenses and Liabilities between Aetna Life and Casualty Company, a Connecticut insurance corporation ("Aetna"), and the Company, as amended from time to time.

               "Guarantee" means the Payment and Guarantee Agreement to be executed and delivered by Aetna for the benefit of the holders from time to time of the Series A Preferred Securities and other Preferred Securities of the Company, as amended from time to time.

               "Redemption Price" means, with respect to any date fixed for redemption of any Series A Preferred Security, the stated liquidation preference of such Series A Preferred Security, plus accumulated and unpaid dividends (whether or not declared) to such date.

               "Series A Debentures" means the $316,455,696 aggregate principal amount (or up to $363,924,051 aggregate principal amount if and to the extent the over-allotment option granted by the Company to the Underwriters of the Series A Preferred Securities is exercised) of Aetna's 9 1/2% Series A Subordinated Debentures due November 22, 2024 issued pursuant to the Subordinated Indenture and any other debentures issued under the Subordinated Indenture upon the terms and subject to the conditions set forth in Section 6(e) hereof.

               "Subordinated Indenture" means the Indenture, dated as of November 1, 1994, between Aetna and The First National Bank of Chicago, as Trustee, as amended or supplemented from time to time (including the officer's certificate establishing the terms of the Series A Debentures).

               2. Designation. 10,000,000 of a series of Preferred Securities (the "Firm Preferred Securities") (or up to 11,500,000 of a series of Preferred Securities if and to the extent the over-allotment option granted by the Company to the underwriters of the Series A Preferred Securities is exercised) with a liquidation preference of $25 per Preferred Security are hereby authorized and designated as "9 1/2% Cumulative Monthly Income Preferred Securities, Series A" (hereinafter called the "Series A Preferred Securities").

               3. Voting. Except as otherwise provided in the Delaware Limited Liability Company Act, 6 Del.C. Section 18-101, et seq., as amended or the Agreement (including, without limitation, Section 8.1 thereof), Preferred Members holding the Series A Preferred Securities shall have, with respect to such Series A Preferred Securities, no right or power to vote on any question or matter or in any proceeding or to be represented at, or to receive notice of, any meeting of Members.

               4.    Periodic Dividends.  (a)  Periodic dividends   on the
Series A Preferred Securities shall be cumulative. Such dividends will accumulate and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends shall accrue from the date of original issuance of the Firm Preferred Securities and, except in the event that Aetna exercises its right to extend the interest payment period for the Series A Debentures in the manner described in the Subordinated Indenture, shall be payable monthly in arrears on the last day of each calendar month of each year, commencing on November 30, 1994.

               (b) The dividend payable on the Series A Preferred Securities shall be fixed at a rate of 9 1/2% per annum of the liquidation preference of the Series A Preferred Securities. The amount of dividends payable for any full monthly dividend period shall be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full monthly dividend period, shall be computed on the basis of the actual number of days elapsed in such period. If the interest payment period for the Series A Debentures is extended in the manner described in the Subordinated Indenture, then the rate at which dividends on the Series A Preferred Securities accumulate shall be increased by an amount such that the aggregate amount of dividends that accumulates on all outstanding Series A Preferred Securities during such interest extension period is equal to the aggregate amount of interest (including interest payable on unpaid interest) that accrues during such interest extension period on the portion of such outstanding Series A Debentures that evidence the loan to Aetna of the proceeds of the issuance of the outstanding Series A Preferred Securities. The Company shall only pay dividends to the extent it has funds legally available to make such payments.

               (c) Dividends declared on the Series A Preferred Securities shall be payable to the record holders thereof as they appear on the register for the Series A Preferred Securities maintained by or on behalf of the Company on the relevant record date, which shall be one Business Day prior to the relevant payment date; provided that in the event that the Series A Preferred Securities do not remain in book-entry-only form, the relevant record date shall be the fifteenth day of the month in which the relevant payment date occurs. If any date on which dividends are payable on the Series A Preferred Securities is not a Business Day, then the payment of the dividend payable on such date shall be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

               (d) Except as described in the Agreement and in this Written Action, the Series A Preferred Securities shall have no other right to participate in the profits of the Company.

               5. Ranking; Liquidation. (a) The Series A Preferred Securities shall, with respect to dividend rights and rights on dissolution, rank (i) pari passu with all other series of Preferred Securities issued by the Company and (ii) prior to any other Interests of the Company, including the Common Securities.

               (b) In the event of any voluntary or involuntary dissolution of the Company other than in connection with the exchange of each series of Preferred Securities for the related series of Debentures, Preferred Members holding Series A Preferred Securities shall be entitled to receive for each Series A Preferred Security a liquidation preference of $25 plus accumulated and unpaid dividends (whether or not declared) to the date of payment.

               6. Redemption or Exchange. (a) The Series A Preferred Securities shall be redeemable at the option of the Company and subject to the prior consent of Aetna, in whole or in part from time to time, on or after November 30, 1999, upon not less than 30 nor more than 60 days' notice to the Preferred Members holding Series A Preferred Securities, at the Redemption Price.

               (b) If the Company is or, in the opinion of counsel (which counsel is not an employee of AL&C or the Company), would be required to pay Additional Amounts with respect to the Series A Preferred Securities, the Company may, upon not less than 30 nor more than 60 days' notice to the Preferred Members holding Series A Preferred Securities with respect to which such Additional Amounts are required to be paid, redeem such Series A Preferred Securities at the Redemption Price.

               (c) If there shall have occurred after November 15, 1994, a change in any applicable U.S. law or regulation or in the interpretation thereof (including but not limited to the enactment or imminent enactment of any legislation, the publication of any judicial decisions, regulatory rulings, regulatory procedures, or notices or announcements (including notices or announcements of intent to adopt such procedures or regulations), or a change in the official position or in the interpretation of any law or regulation by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such change is made known), and the Company and Aetna shall have been advised by legal counsel (which counsel is not an employee of Aetna or the Company) that, as a result of such change, there exists more than an insubstantial risk that (i) Aetna will be precluded from deducting the interest paid on the Series A Debentures for federal income tax purposes or (ii) the Company will be subject to federal income tax with respect to the interest received on the Series A Debentures, then the Company may, upon not less than 30 nor more than 60 days' notice to the Preferred Members holding Series A Preferred Securities, either (a) redeem the Series A Preferred Securities, in whole or in part, at the Redemption Price or (b) exchange the Series A Preferred Securities for Series A Debentures having an aggregate principal amount and accrued and unpaid interest equal to the Redemption Price and having an interest rate thereon equal to the dividend rate on the Series A Preferred Securities.

               (d) After the date fixed for any exchange of Series A Preferred Securities for Series A Debentures, (i) the Series A Preferred Securities will no longer be deemed to be outstanding, (ii) certificates representing Series A Debentures will be issued to holders of certificates representing Series A Preferred Securities, upon surrender of such certificates to the Company or its agent for exchange, (iii) any certificates representing Series A Preferred Securities not so surrendered for exchange will be deemed to represent Series A Debentures having a principal amount and accrued and unpaid interest equal to the Redemption Price of such Series A Preferred Securities until such certificates are so surrendered (and until such certificates are so surrendered, no payments of interest or principal will be made with respect to such Series A Debentures) and (iv) all rights of Preferred Members holding Series A Preferred Securities will cease, except the right of such Preferred Members to receive Series A Debentures upon surrender of certificates representing Series A Preferred Securities.

               (e) The Series A Preferred Securities shall be redeemed at the Redemption Price with the proceeds from the repayment by Aetna when due of the Series A Debentures or upon any optional redemption by Aetna of such Series A Debentures. Notwithstanding the foregoing, the Series A Preferred Securities will not be redeemed if (i) in lieu of repaying the Series A Debentures when due or optionally redeeming such Series A Debentures, Aetna is permitted by the Company to, and does, exchange such Series A Debentures for new Debentures or (ii) Aetna repays such Series A Debentures when due or optionally redeems such Series A Debentures but is permitted by the Company to, and does, reborrow the proceeds from such repayment or redemption which reborrowing will be evidenced by new Debentures; provided that the Company will only permit Aetna to so exchange the Series A Debentures for new Debentures or reborrow the proceeds from the repayment or redemption thereof if the Company owns all of the Series A Debentures and the following conditions are satisfied (which satisfaction in the case of clauses (f) through (j), shall be determined in the judgment of the Managing Members and the Company's financial advisor (selected by the Managing Members and who shall be unaffiliated with Aetna and shall be among the 30 largest investment banking firms, measured by total capital, in the United States at the time of the issuance of the new Debentures that will evidence the new loan to be made in connection with such exchange or reborrowing)), (a) Aetna is not bankrupt, insolvent or in liquidation, (b) Aetna is not in default in the payment of any interest or principal under the Subordinated Indenture, (c) Aetna has made timely payments on the Series A Debentures (and has not elected to extend the interest payment period for the Series A Debentures in the manner described in the Subordinated Indenture) for the immediately preceding 24 months (and has not elected to extend any interest payment period for the Series A Debentures during such 24 month period), (d) such new loan will mature no later than the earlier of (1) the 49th anniversary of the date of the initial issuance of the Series A Debentures and (2) the 30th anniversary of the date such new loan is made, (e) the Company is not in arrears on payments of dividends on the Series A Preferred Securities, (f) Aetna is expected to be able to make timely payment of principal of and interest on such new loan, (g) such new loan is being made on terms, and under circumstances, that are consistent with those which a lender would then require for a loan to an unrelated party, (h) such new loan is being made at a rate sufficient to provide payments equal to or greater than the amount of dividend payments required under the Series A Preferred Securities, (i) such new loan is being made for a term that is consistent with market circumstances and Aetna's financial condition and (j) immediately prior to the making of such new loan, the senior unsecured long-term debt of Aetna is (or if no such debt is outstanding, would be) rated not less than BBB (or the equivalent) by Standard & Poor's Corporation and Baa2 (or the equivalent) by Moody's Investors Service, Inc. and the subordinated unsecured long-term debt of Aetna (or, if more than one issue of such subordinated debt is outstanding, the most junior of such issues) is (or if no such debt is outstanding, would be) rated not less than BBB- (or the equivalent) by Standard & Poor's Corporation and Baa3 by Moody's Investors Service, Inc. (or if either of such rating organizations is not then rating Aetna's senior or subordinated unsecured long-term debt, as the case may be, the equivalent of such ratings by any other "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended).

               (f) The Company may not redeem any Series A Preferred Securities unless all accumulated arrears of unpaid dividends have been paid on all Preferred Securities of all series for all monthly dividend periods terminating on or prior to the date of redemption.

               (g) If the Company gives a notice of redemption in respect of any Series A Preferred Securities, then, by 12:00 noon, New York time, on the date fixed for redemption, the Company will, so long as the Series A Preferred Securities are in book-entry-only form, irrevocably deposit with the securities depository for the Series A Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such depository irrevocable instructions and authority to pay the Redemption Price to the holders thereof. If the Series A Preferred Securities are no longer in book-entry-only form, the Company will irrevocably deposit with the paying agent for the Series A Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their Series A Preferred Security certificates. Notwithstanding the foregoing, dividends payable on or prior to the redemption date for any Series A Preferred Securities called for redemption shall be payable to the holders of such Series A Preferred Securities on the relevant record dates for the payments thereof. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of Preferred Members holding Series A Preferred Securities so called for redemption will cease, except the right of such Preferred Members to receive the Redemption Price, but without interest, and such securities will cease to be outstanding. In the event that any date on which any payment in respect of the redemption of any Series A Preferred Securities is payable is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of any Series A Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Company or by Aetna pursuant to the Guarantee, dividends on such Series A Preferred Securities will continue to accrue, at the then applicable rate, from the Redemption Date originally established by the Company for such Series A Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

               (h) Subject to the foregoing and applicable law (including, without limitation, U.S. federal securities laws) Aetna or its subsidiaries may at any time and from time to time purchase outstanding Series A Preferred Securities by tender, in the open market or by private agreement.

               7. No Sinking Fund. The Series A Preferred Securities shall not be subject to the operation of a retirement or sinking fund.

               8. Guarantee of Liabilities. It shall be a condition precedent to the issuance of the Series A Preferred Securities that Aetna execute the Guarantee and the Expense Agreement.

               9. Book-Entry-Only Issuance. (a) The Depository Trust Company, New York, New York ("DTC"), will initially act as securities depository for the Series A Preferred Securities. The Series A Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee).

               (b) Redemption notices shall be sent to Cede & Co. If less then all of the Series A Preferred Securities are being redeemed, such securities shall be redeemed in accordance with DTC's then current practice.

               (c) DTC may discontinue providing its services as securities depository with respect to the Series A Preferred Securities by giving reasonable notice to the Company as provided in the agreement between the Company and DTC. Under such circumstances, if a successor securities depositary is not obtained, the Company at its expense shall cause certificates for Series A Preferred Securities to be printed and delivered as promptly as practicable.

               (d) In the event that the Series A Preferred Securities do not remain in book-entry-only form, the following provisions will apply:

                     (1) Registration of transfers of Series A Preferred Securities will be effected without charge by or on behalf of the Company, but upon payment (with the giving of such indemnity as the Company or Aetna may require) in respect of any tax or other governmental charges which may be imposed in connection therewith.

                     (2)  Exchanges of Series A Preferred Securities for
               Series A Debentures will be effected without charge by or on behalf of the Company, but upon payment (with the giving of such indemnity as the Company or Aetna may require) in respect of any tax or other governmental charges which may be imposed in connection with the issuance of any Series A Debenture in the name of any person other than the registered holder of the Series A Preferred Security for which the Series A Debenture is being exchanged or for any reason other than such exchange.

                     (3) The Company will not be required to register or cause to be registered the transfer of Series A Preferred Securities after such Preferred Securities have been called for redemption or exchange.

             10. Authorization of Agreements. The Company, and either Managing Member on behalf of the Company, may enter into and perform the Expense Agreement and the Pricing Agreement dated November 15, 1994 among the Company, Aetna and Goldman, Sachs & Co., CS First Boston Corporation, Dean Witter Reynolds Inc., A.G. Edwards & Sons, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Smith Barney Inc., as representatives of the several Underwriters named in the Pricing Agreement (such Pricing Agreement, including the terms of the Underwriting Agreement dated November 15, 1994 executed by the Company and Aetna and incorporated by reference therein, the "Underwriting Agreement") without any further act, vote or approval of any Member. The times, prices and other terms and conditions of the offering of the Series A Preferred Securities, to the extent not set forth herein or in the Agreement, shall be as set forth in the Underwriting Agreement.

             11. Registrar and Transfer Agent. The Company hereby appoints First Chicago Trust Company of New York as its initial registrar, transfer agent and Paying Agent for the Series A Preferred Securities.

               12. Form of Certificate. The certificates evidencing the Series A Preferred Securities shall be in substantially in the form attached hereto as Annex A, with such changes as the officer of the Managing Member executing the same shall approve, such approval to be evidenced by such officer's manual or facsimile signature.


             13. Governing Law. This Written Action shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.



               IN WITNESS WHEREOF, the undersigned Managing Members of the Company have hereto set their hands as of the day and year first above written.

                                       AETNA LIFE AND CASUALTY
                                             COMPANY


                                       By:___________________________
                                          Name:
                                          Title:


                                       AETNA CAPITAL HOLDINGS, INC.



                                       By:___________________________
                                          Name:
                                          Title:


                                                                     ANNEX A



               Certificate                   Number of
                  Number                 Preferred Securities



                                                   CUSIP NO. 008095200


          CERTIFICATE EVIDENCING LIMITED LIABILITY COMPANY INTERESTS

      9 1/2% CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES, SERIES A

                                      OF
                             AETNA CAPITAL L.L.C.

Aetna Capital L.L.C., a Delaware limited liability company (the "Company"), hereby certifies that Cede & Co. (the "Holder") is the registered owner of preferred limited liability company interests in the Company of a series designated the 9 1/2% Cumulative Monthly Income Preferred Securities, Series A (the "Securities"). The Securities are fully paid and nonassessable limited liability company interests in the Company, as to which the members of the Company who hold the Securities (the "Preferred Securityholders") in their capacity as members of the Company will have no liability solely by reason of being Preferred Securityholders in excess of their share of the Company's assets and undistributed profits (subject to the obligation of a Preferred Securityholder to repay any funds wrongfully distributed to it), and are transferable on the books and records of the Company, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The powers, preferences and special rights and restrictions of the Securities are set forth in, and this Certificate and the Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 15, 1994, as the same may be amended from time to time (the "Limited Liability Company Agreement") and the written action of the Managing Members of the Company authorizing the issuance of the Securities and determining the powers, preferences and special rights and restrictions, regarding dividends, voting, redemption, exchange, return of capital and otherwise, and other matters relating to the Securities (the "Securities Terms"), copies of which Limited Liability Company Agreement and Securities Terms are on file at the principal place of business of the Company. The Company will furnish a copy of such Limited Liability Company Agreement and Securities Terms to each Preferred Securityholder without charge upon written request to the Company at its principal place of business or registered office, as the case may be. Each Preferred Securityholder is entitled to the benefits of the Payment and Guarantee Agreement of Aetna Life and Casualty Company ("Aetna") dated November 22, 1994 (the "Guarantee") to the extent provided therein and is entitled to enforce the rights of the Company under the related series of debentures (the "Debentures") issued by Aetna to the Company pursuant to the Subordinated Indenture dated November 1, 1994 between Aetna and The First National Bank of Chicago, as trustee (the "Subordinated Indenture"), to the extent provided therein. The Company will furnish a copy of such Guarantee and Subordinated Indenture to each Preferred Securityholder without charge upon written request to the Company at its principal place of business.

Each Preferred Securityholder, by accepting this Certificate, is deemed to have (i) agreed that the Debentures are subordinate and junior in right of payment to all Senior Debt (as defined in the Subordinated Indenture) as and to the extent provided in the Subordinated Indenture and (ii) agreed that the Guarantee is subordinate and junior in right of payment to all liabilities of Aetna and pari passu with the most senior preferred or preference stock of any series now or hereafter issued by Aetna and pari passu with any guarantee now or hereafter entered into by Aetna in respect of any preferred or preference stock or interest of any affiliate of Aetna, as and to the extent provided in the Guarantee.

IN WITNESS WHEREOF, this certificate has been signed on behalf of the Company by a duly authorized officer of one of its Managing Members and on behalf of Aetna, as Guarantor, by a duly authorized officer thereof and countersigned by a duly authorized officer of First Chicago Trust Company of New York, as Registrar and Transfer Agent.


Dated:                                       AETNA CAPITAL L.L.C.

                                             BY AETNA LIFE AND CASUALTY
                                                 COMPANY,
                                                 AS MANAGING MEMBER


                                             By: _________________________



By: FIRST CHICAGO TRUST COMPANY              By: AETNA LIFE AND CASUALTY
     OF NEW YORK,                                  COMPANY,
     AS REGISTRAR AND TRANSFER AGENT               AS GUARANTOR


By: ___________________________              By: _________________________